Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES PROPOSAL TO COMMENCE

OFFERING OF $300 MILLION OF SENIOR NOTES

HORSHAM, PA — November 30, 2011 — NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, today announced that it proposes to commence an offering through a private placement, subject to market and other conditions, including approval of the Company’s Board of Directors, of $300 million in aggregate principal amount of senior notes. The notes will be senior unsecured obligations of the Company and will be guaranteed by a new parent company and certain of the Company’s domestic subsidiaries.  Concurrently with the closing of the offering of the notes, the Company anticipates changing its name to Expert Global Solutions, Inc.

The Company expects to use the proceeds from the offering, together with the proceeds of a new credit facility currently under negotiation, to repurchase or otherwise redeem its outstanding senior notes and senior subordinated notes, repay its existing credit facility and certain other indebtedness and to pay related fees and expenses.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state the Company’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intends,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether the Company will offer the notes or consummate the offering, the anticipated terms of the notes, and the anticipated use of proceeds.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

For further information contact:

John Schwab

EVP and Chief Financial Officer — ARM

Brian Callahan

SVP, Finance and Treasury

(215) 441-3000